Exhibit 99.3

LARRY F. ROBB,	:	No. 467704-A
INDIVIDUALLY AND IN BEHALF OF	:
A CLASS OF MINORITY SHAREHOLDERS	:
3CI COMPLETE COMPLIANCE CORP.,	:
AND 3CI COMPLETE COMPLIANCE CORP.	:	FIRST JUDICIAL DISTRICT COURT
:
vs.	:
:
STERICYCLE, INC., JACK W. SCHULER,	:
MARK C. MILLER, FRANK J. M. TEN BRINK,	:
ANTHONY J. TOMASELLO,	:
and WASTE SYSTEMS, INC.	:	CADDO PARISH, LOUISIANA

ORDER APPROVING PLAN OF ALLOCATION OF THE SETTLEMENT FUND

This Court held a hearing on February 21, 2006 to determine whether the Plan of Allocation described in the notice, attached as Exhibit A, should be finally approved, including its provisions for (a) retention benefits to certain 3C1 Complete Compliance Corporation (“3CI”) employees and (b) compensation and/or reimbursement of expenses to the Class representative and the members of 3Cl’s Special Litigation Committee directly related to their service, respectively, to the Class and to 3CI. The Court has considered all relevant matters, including: (1) the parties signed a Settlement Agreement dated November 11, 2005, which provided for a settlement fund of $32.5 million, plus interest (“Settlement Fund”); (2) proof that notice of the hearing substantially in the form approved by the Court (“Notice’) was mailed to all reasonably identifiable members of the Class; (3) proof that the Plan of Allocation was described in the Notice mailed to all reasonably identifiable members of the Class; (4) the parties’ agreement that the Claims Administrator shall continue until at least July 1, 2006, to pursue class members who do not file a claim by the previously Noticed deadline of February 28, 2006, including by communicating with pertinent brokerage houses to obtain further information on the identities and locations of potential Class Members and by sending the Notice and a Claim Packet to all such potential Class Members whose identity and location the Claims Administrator can find; (5) the parties’ further agreement that the Claims Administrator should make an initial distribution to Class Members who have filed valid claims by the Noticed February 28, 2006 deadline, but should compute the respective amounts of such distribution as though all Class Members had filed valid claims, and make a second distribution, on the same basis, but without interest, to all Class Members who file valid claims by July 1, 2006, and thereafter, when the parties agree or the Court rules that further efforts to find potential Class Members would be futile or cost-prohibitive, and make a final distribution at that time.

Based on the pleadings, the evidence, the record in the whole case, and the presentations by counsel, it is

ADJUDGED THAT:

1.             The Plan of Allocation described in the Notice attached to this order as Exhibit A, as modified by the parties’ agreement described above, is approved as fair, reasonable, and adequate, and the parties are directed to consummate the Plan of Allocation in accordance with its terms. All objections to it are denied.

2.             Larry Robb is awarded $25,000.00 in compensation for his service as Class Representative and in reimbursement of his reasonable expenses incurred in the course of that service, which amount shall be paid to Mr. Robb from the Settlement Fund by the Claims Administrator with interest from the date the Settlement Fund was deposited in this jurisdiction to the date of payment at the same rate that the Settlement Fund has earned.

3.             Stephen Koenigsberg and Kevin McManus, respectively, are each awarded $25,000.00 in compensation for their service, and/or reimbursement of expenses incurred in connection with their service, as members of 3CI’s Special Litigation Committee related directly to this case, which amount shall be paid to each of them by the Claims Administrator from the Settlement Fund with interest from the date the Settlement Fund was deposited in this jurisdiction to the date of payment at the same rate that the Settlement Fund has earned.

4.             An aggregate amount of $1,000,000.00 is to be paid as retention bonuses to 3CI employees as designated by 3CI in accordance with applicable corporate governance procedures or pursuant to further order of the Court.

Signed this 14th day of March, 2006.

/s/ Roy L. Brun
Hon. Roy L. Brun, District Judge